UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2021

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270 Lincolnshire, IL 60069 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (847) 808-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	CWH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2021, FreedomRoads, LLC (the “Floor Plan Borrower”), an indirect subsidiary of Camping World Holdings, Inc. (the “Company” or “our”), Bank of America, N.A., as administrative agent and letter of credit issuer, and JP Morgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto, entered into an eighth amended and restated credit agreement (the “Floor Plan Facility Amendment”), which amended and restated the previous seventh amended and restated credit agreement, as amended, governing our floor plan facility (the “Existing Floor Plan Facility” and, as amended, the “Floor Plan Facility”) entered into with Bank of America, N.A., as administrative agent, and other lenders party thereto, as amended from time to time. Since 2005, the Company has used the Floor Plan Facility to finance substantially all of its new and certain of its used RV inventory. The Floor Plan Facility also provides for a revolving line of credit (the “Revolving Credit Loans”), the proceeds of which may be used for general corporate purposes.

Pursuant to the Floor Plan Facility Amendment, the Floor Plan Facility allows the Floor Plan Borrower to borrow (a) up to $1.70 billion under a floor plan facility, an increase from $1.38 billion under the Existing Floor Plan Facility, (b) up to $30.0 million under a letter of credit facility, an increase from $15.0 million under the Existing Floor Plan Facility, and (c) up to a maximum amount outstanding of $70.0 million under the revolving line of credit, an increase from $42.0 million under the Existing Floor Plan Facility. The Floor Plan Facility Amendment removes the $3.0 million quarterly reduction in the maximum amount outstanding under the revolving line of credit under the Existing Floor Plan Facility. The Floor Plan Facility Amendment also includes an accordion feature allowing the Floor Plan Borrower, at its option, to increase the aggregate amount of the floor plan facility in $50 million increments up to a maximum amount of $200 million. In addition, the maturity of the Floor Plan Facility was extended to September 30, 2026.

Pursuant to the Floor Plan Facility Amendment, the Floor Plan Facility may continue to be used to finance (i) up to 100% of the Company’s new RV inventory and (ii) various percentages of the Company’s used RV inventory, as determined by reference to the most recently published National Automobile Dealers Association RV Industry Appraisal Guide. Additionally, the Company may borrow, repay and reborrow Revolving Credit Loans for general corporate purposes.

Pursuant to the Floor Plan Facility Amendment, at the Company’s option, the floor plan notes payable, and borrowings for letters of credit, in each case, under the Floor Plan Facility bear interest at a rate per annum equal to the floating Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus the applicable rate of 1.90% to 2.50% determined based on the Floor Plan Borrower’s consolidated current ratio, or, the base rate plus the applicable rate of 0.40% to 1.00% determined based on the Floor Plan Borrower’s consolidated current ratio.

Borrowings under our Floor Plan Facility for Revolving Credit Loans will now bear interest at a rate per annum equal to, at our option, either: (a) a floating BSBY rate, plus 2.25%, in the case of floating BSBY rate loans, or (b) a base rate determined by reference to the greatest of: (i) the federal funds rate plus 0.50%, (ii) the prime rate published by Bank of America, N.A. and (iii) the floating BSBY rate plus 1.75%, plus 0.75%, in the case of base rate loans.

The Floor Plan Facility Amendment contains certain events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with certain other events of default in connection with our other indebtedness, a change of control or certain bankruptcy events, among others. Additionally, Floor Plan Facility Amendment includes provisions for the replacement of the BSBY rate with another benchmark rate when certain conditions are met.

Borrowings under the Floor Plan Facility will continue to be guaranteed by FreedomRoads Intermediate Holdco, LLC (the direct parent of the Floor Plan Borrower) and certain subsidiary guarantors (collectively, the “Guarantors”). These floor plan arrangements grant the administrative agent a first priority security interest in all of the property of the Floor Plan Borrower and the Guarantors, the financed RVs and the related sales proceeds.

This summary of the Floor Plan Facility Amendment does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Floor Plan Facility Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The foregoing disclosure in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report:

Exhibit No.	Description

Exhibit 10.1

Eighth Amended and Restated Credit Agreement, dated September 30, 2021, among FreedomRoads, LLC, as the company and a borrower, certain subsidiaries of FreedomRoads, LLC, as subsidiary borrowers, Bank of America, N.A., as administrative agent and letter of credit issuer, and the other lenders party thereto.

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Karin L. Bell
Name:	Karin L. Bell
Title:	Chief Financial Officer

Date: October 6, 2021